Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release — October 14, 2009

DATALINK REPORTS 2009 THIRD QUARTER OPERATING RESULTS

MINNEAPOLIS — October 14, 2009 -  Datalink (Nasdaq: DTLK), a leading provider of data center infrastructure solutions and services, reported that revenues for the quarter ended September 30, 2009, were $42.7 million compared to $50 million for the prior-year period, and $43.7 million for the second quarter of 2009.  Revenues for the nine month period ended September 30, 2009 were $126.3 million compared to $147.4 million for the prior year nine month period.

GAAP Results

On a GAAP basis, the company reported a net loss of $84,000, or $0.01 per diluted share, for the third quarter ended September 30, 2009.  This compares to net earnings of $1.1 million, or $0.08 per diluted share, in the third quarter of 2008.  For the nine months ended September 30, 2009, the company reported a net loss of $397,000, or $0.03 per diluted share, compared to net earnings of $2.6 million, or $0.20 per diluted share, in the first nine months of 2008.  Included in the third quarter and nine months ended September 30, 2009 was a $624,000 or $0.02 per share charge related to the severance agreement with our former president and CEO.

Non-GAAP Results

Non-GAAP net earnings for the third quarter of 2009 were $116,000, or $0.01 per diluted share, compared to non-GAAP net earnings of $1.3 million, or $0.11 per diluted share, in the third quarter of 2008.  For the nine months ended September 30, 2009, the company reported non-GAAP net earnings of $500,000, or $0.04 per diluted share, compared to net earnings of $3.4 million, or $0.27 per diluted share, in the first nine months of 2008.   Included in the third quarter and nine months ended September 30, 2009 is a $329,000 or $0.01 per share charge related to severance paid to our former president and CEO.  A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included herein.

Paul Lidsky, Datalink’s President and CEO, commented, “We are pleased that third quarter revenue levels were within the guidance range we provided at the beginning of the quarter and in-line with the analyst consensus estimate.  However, while third quarter earnings levels were at the low-end of our guidance, quarterly results were constrained by the severance agreement with our former president and CEO and a drop in our product gross margins due to our renewed focus on pursuing new customer account opportunities which may initially drive lower than normal product margins.  As we noted at the beginning of the quarter, we did not expect to see any improvement in demand for storage solutions in the third quarter, as customers continue to scrutinize projects very closely and further delay larger implementations in an effort to conserve cash in this still uncertain environment.  However, we saw several positives during the quarter, including:

•                  Service gross profit margin in the third quarter remained strong at 27.8 percent;

•                  Good progress was made in reducing our cost structure through various initiatives undertaken midway through the first quarter.  Our operating expenses, excluding severance charges paid to our former president and CEO, decreased to 25.1 percent of revenues in the third quarter from 25.8 percent and 28.7 percent in the second and first quarter of this year, respectively; and

•                  At the beginning of the fourth quarter, we announced that we acquired the networking solutions team from Cross Telecom.  This team of certified Cisco networking experts will be additive to our expertise in designing, implementing and managing sophisticated virtualized data center, storage and back and recovery solutions.  In addition we obtained Cross’ Cisco Silver certification.”

Lidsky continued, “Against a continued backdrop of economic challenges as we head into the fourth quarter of 2009, we plan to continue to focus on growing market share, leveraging our recent acquisition, managing our cost structure efficiently and expanding our services offerings to deliver more value to our customers.”

Outlook

The company ended the third quarter of 2009 with a backlog of approximately $27 million, which represents firm orders expected to be recognized as revenue within the next 90 days.  This compares to a backlog of $28 million at the end of the second quarter of 2009.   Based on the level of activity that we are currently seeing in our sales opportunity pipeline, we expect revenues to be between $45 million and $49 million for the fourth quarter, with GAAP earnings in the range of breakeven to $0.04 per diluted share, and on a non-GAAP basis, earnings in the range of $0.03 to $0.07 per diluted share. This compares with revenues of $48.2 million in the fourth quarter of 2008 with GAAP earnings of $0.07 per diluted share and non-GAAP earnings of $0.09 per diluted share.  Non-GAAP earnings per share exclude the effect of purchase accounting adjustments from the MCSI acquisition to deferred revenue, stock-based compensation expense, amortization of acquisition related intangible assets, and the related effects on income taxes.  The company estimates this total effect will be approximately $0.03 per diluted share for the fourth quarter of 2009.

Conference Call and Webcast Today

Datalink will hold a conference call today at 4:00 p.m. Central Time during which time Datalink’s president and chief executive officer, Paul Lidsky, and vice president of finance and chief financial officer, Greg Barnum, will discuss company results and provide a business overview.  Participants can access the conference call by dialing (877) 277-9804.   Participants will be asked to identify the Datalink conference and provide the designated identification number (31986470). A live Webcast of the conference call can be heard via Datalink’s Website at www.datalink.com.

About Datalink

A virtual data center infrastructure, solutions and services provider, Datalink helps organizations store, manage and protect one of their most critical assets—information. The company’s solutions and services span four practices: backup and recovery; consolidation and virtualization; archive and compliance; and business applications. From analysis and design to implementation, management and support, Datalink is focused on maximizing the business value of IT. For more information about Datalink services, contact Datalink at (800) 448-6314, or visit Datalink online at www.datalink.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated 2009 results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic and credit conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with integrating current and possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.  We cannot assure that our acquisition of Cross Telecom assets will increase our revenues or profits.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from purchase accounting adjustments to deferred revenue from our MCSI acquisition, stock-based compensation expense, amortization of intangible assets, and the related effects on income taxes.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Datalink believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Datalink’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Datalink’s results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to the Datalink’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. Datalink believes that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	Chief Financial Officer
Phone: 952-279-4794	Phone: 952-279-4816
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales:
Products	$22,412	$28,832	$64,579	$86,410
Services	20,299	21,148	61,697	61,002
Total net sales	42,711	49,980	126,276	147,412

Cost of sales:
Cost of products	17,086	21,418	48,548	64,244
Cost of services	14,666	14,805	44,556	43,073
Total cost of sales	31,752	36,223	93,104	107,317
Gross profit	10,959	13,757	33,172	40,095
Operating expenses:
Sales and marketing	5,041	5,879	15,817	17,639
General and administrative	3,297	3,167	9,062	9,241
Engineering	2,829	2,824	8,619	8,789
Amortization of intangibles	178	178	533	533
	11,345	12,048	34,031	36,202
Earnings (loss) from operations	(386)	1,709	(859)	3,893
Interest income, net	21	125	83	472
Other expense	(1)	(24)	(2)	(38)
Earnings (loss) before income taxes	(366)	1,810	(778)	4,327
Income tax expense (benefit)	(282)	742	(381)	1,774
Net earnings (loss)	$(84)	$1,068	$(397)	$2,553

Net earnings (loss) per common share:
Basic	$(0.01)	$0.09	$(0.03)	$0.21
Diluted	$(0.01)	$0.08	$(0.03)	$0.20
Weighted average common shares outstanding:
Basic	12,564	12,373	12,520	12,365
Diluted	12,564	12,667	12,520	12,546

DATALINK CORPORATION

BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2009	2008*
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$21,426	$26,257
Short term investments	2,730	1,473
Accounts receivable, net	17,411	28,366
Inventories	685	1,230
Deferred customer support contract costs	41,494	43,674
Inventories shipped but not installed	7,236	10,235
Current deferred income taxes	302	1,417
Income tax receivable	2,806	14
Other current assets	230	219
Total current assets	94,320	112,885
Property and equipment, net	1,616	2,088
Goodwill	17,748	17,748
Finite life intangibles, net	2,367	2,900
Other assets	219	271
Total assets	$116,270	$135,892

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,922	$23,377
Accrued commissions	1,050	1,328
Accrued sales and use tax	389	403
Accrued expenses, other	2,268	3,451
Sublease reserve current	293	311
Customer deposits	3,376	6,073
Deferred revenue from customer support contracts	53,378	56,915
Total current liabilities	70,676	91,858
Deferred rent	111	157
Deferred income tax liability	1,953	723
Sublease reserve non-current	420	635
Total liabilities	73,160	93,373

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 12,943,594 and 12,930,264 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively	13	13
Additional paid-in capital	41,132	40,144
Retained earnings	1,965	2,362
Total stockholders’ equity	43,110	42,519
Total liabilities and stockholders’ equity	$116,270	$135,892

* A reclassification has been made to the 2008 Balance Sheet to conform with the September 30, 2009 presentation.

DATALINK CORPORATION

RECONCILIATION  BETWEEN GAAP AND NON-GAAP NET INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net earnings (loss) on a GAAP basis	$(84)	$1,068	$(397)	$2,553
Adjustments:
Purchase accounting adjustment to MCSI deferred revenue	10	35	37	129
Total gross margin adjustments	10	35	37	129

Stock based compensation expense included in sales and marketing	76	75	223	216
Stock based compensation expense included in general and administrative	431	108	675	297
Stock based compensation expense included in engineering	176	68	291	203
Amortization of intangible assets	178	178	533	533
Total operating expense adjustments	861	429	1,722	1,249

Income tax effect	(671)	(190)	(862)	(565)

Non-GAAP net earnings	$116	$1,342	$500	$3,366

Non-GAAP net earnings per share - Basic	$0.01	$0.11	$0.04	$0.27
Non-GAAP net earnings per share - Diluted	$0.01	$0.11	$0.04	$0.27

Shares used in non-GAAP per share calculation - Basic	12,564	12,373	12,520	12,365
Shares used in non-GAAP per share calculation - Diluted	12,668	12,667	12,570	12,546

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2008

Cash flows from operating activities:
Net earnings (loss)	$(397)	$2,553
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:

Provision for bad debts	14	91
Depreciation	628	721
Amortization of intangibles	533	533
Amortization of discount on short term investments	(2)	—
Deferred rent	(46)	(54)
Deferred income taxes	2,345	—
Amortization of sublease reserve	(233)	(252)
Stock based compensation expense	1,189	717
Changes in operating assets and liabilities
Accounts receivable	10,943	8,929
Inventories	3,544	2,796
Deferred costs/revenues/customer deposits, net	(4,054)	534
Accounts payable	(13,455)	(14,678)
Accrued expenses	(1,475)	(921)
Other	(2,751)	181
Net cash provide by (used in) operating activities	(3,217)	1,150

Cash flows from investing activities:
Proceeds from (purchases of) short term investments	(1,257)	2,477
Purchases of property and equipment	(156)	(585)
Net cash provided by (used in) investing activities	(1,413)	1,892

Cash flows from financing activities:
Excess tax from stock compensation	(163)	—
Proceeds from issuance of common stock from option exercise	91	61
Tax withholding payments reimbursed by restricted stock	(129)	(68)
Net cash used in financing activities	(201)	(7)

Increase (decrease) in cash and cash equivalents	(4,831)	3,035
Cash and cash equivalents, beginning of period	26,257	22,687
Cash and cash equivalents, end of period	$21,426	$25,722

Supplemental cash flow information:
Cash paid for income taxes	$277	$—
Cash received for income tax refunds	$47	$—